Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports Fourth quarter and Full Year 2023 eARNINGS

•
Fourth quarter revenue of $2.34 billion, up 7% sequentially and up 13% year-over-year
•
Operating Profit of $161 million, down $22 million sequentially and down $1 million year-over-year
•
Net Income of $598 million, up $484 million sequentially and up $494 million year-over-year
•
Fully diluted earnings per share of $1.51, up $1.22 sequentially and up $1.25 year-over-year
•
Cash flow from operations of $377 million and free cash flow* of $301 million
•
Adjusted EBITDA* of $294 million, up $27 million sequentially and up $63 million year-over-year

* Free cash flow and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow,” and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, February 1, 2024 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2023 revenues of $2.34 billion, an increase of seven percent compared to the third quarter of 2023 and an increase of 13 percent compared to the fourth quarter of 2022. Net income for the fourth quarter of 2023 was $598 million, which included the release of valuation allowances on deferred tax assets of $485 million. Operating profit was $161 million, or 6.9 percent of sales, for the fourth quarter. Under Other Items the Company recorded a net pre-tax charge of $55 million (see Corporate Information for additional details). Adjusted EBITDA increased 10 percent sequentially to $294 million, or 12.5% percent of sales.

Revenues for the full year 2023 were $8.58 billion, an increase of $1.34 billion from 2022. Net income for the full year 2023 was $993 million, which included the release of valuation allowances, compared to $155 million for the prior year. Operating profit increased 147 percent to $651 million or 7.6 percent of sales for the full year 2023. Adjusted EBITDA increased 47 percent, to $1.0 billion or 11.7 percent of sales for 2023.

“NOV’s fourth quarter results capped a solid year which saw 19 percent sales growth compared to 2022, and significantly better profitability in all three operating segments,” stated Clay Williams, Chairman, President and CEO. “Adjusted EBITDA and margin for the year were the highest since 2015. The Company’s new products and technologies are seeing rising customer interest, while building momentum in international and offshore markets point to rising demand for our longer-cycle capital equipment businesses over the next several years. Higher profit and improved inventory levels, supported by the continued normalization of the global supply chain, also resulted in notably improved cash flow in the fourth quarter.

“While geopolitical and economic risks remain elevated, and capital discipline remains a focus in the energy complex, we expect the growing need for secure, reliable, clean, and low-cost sources of energy will support the ongoing recovery in oil and gas markets for years to come. We believe NOV’s product and technology portfolio is exceptionally well positioned to capitalize on these market drivers, particularly as the cycle matures and becomes more international and offshore oriented.

“We expect growing adoption of NOV’s advanced technologies and continued growth in international and offshore markets should more than offset declining demand from North America during 2024. We also expect for improving working capital efficiencies and profitability to drive robust cash flow during the year.”

Wellbore Technologies

Wellbore Technologies generated revenues of $824 million in the fourth quarter of 2023, an increase of three percent from the third quarter of 2023 and an increase of eight percent from the fourth quarter of 2022. Operating profit was $76 million, or 9.2 percent of sales, and included $42 million in Other Items. Adjusted EBITDA decreased $6 million sequentially and increased $14 million from the prior year to $160 million, or 19.4 percent of sales. Growing demand from international markets more than offset declining activity in North America. Profitability was affected by a less favorable sales mix, an increase in employee benefit expense, the devaluation of the Argentine peso, and other costs.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $803 million in the fourth quarter of 2023, an increase of six percent from the third quarter of 2023 and an increase of nine percent from the fourth quarter of 2022. Operating profit was $44 million, or 5.5 percent of sales, and included $25 million in Other Items. Adjusted EBITDA increased $19 million sequentially and increased $20 million from the prior year to $86 million, or 10.7 percent of sales. Improved revenue and profitability were primarily the result of strong year-end capital equipment sales and continued margin improvement in the segment’s project backlog.

New orders booked during the quarter increased 28 percent and totaled $676 million, representing a book-to-bill of 132 percent when compared to the $513 million of orders shipped from backlog. As of December 31, 2023, backlog for capital equipment orders for Completion & Production Solutions was $1.82 billion, an increase of $196 million from the third quarter of 2023 and an increase of $220 million from the fourth quarter of 2022.

Rig Technologies

Rig Technologies generated revenues of $766 million in the fourth quarter of 2023, an increase of 12 percent from the third quarter of 2023 and an increase of 24 percent from the fourth quarter of 2022. Operating profit was $111 million, or 14.5 percent of sales, and included a credit of $18 million from Other Items. Adjusted EBITDA increased $9 million sequentially and increased $21 million from the prior year to $109 million, or 14.2 percent of sales. Results reflect seasonal increases in aftermarket activities supplemented by continued improvements in deliveries of spare parts and strong year-end capital equipment sales.

New capital equipment orders booked during the quarter totaled $214 million, representing a book-to-bill of 68 percent when compared to the $314 million of orders shipped from backlog. As of December 31, 2023, backlog for capital equipment orders for Rig Technologies totaled $2.87 billion, a decrease of $100 million from the third quarter of 2023 and an increase of $75 million from the fourth quarter of 2022.

Corporate Information

During the fourth quarter of 2023, NOV recorded $55 million in Other Items, primarily related to a voluntary early retirement program (see Reconciliation of Adjusted EBITDA to Net Income). Additionally, NOV's effective tax rate was favorably impacted by the release of $485 million in valuation allowances, resulting from the Company’s assessment of the carrying value of its deferred tax assets and future projections of taxable income.

As of December 31, 2023, the Company had total debt of $1.73 billion, with $2.00 billion available on its primary revolving credit facility, and $816 million in cash and cash equivalents.

Significant Achievements

NOV secured a contract for a CO2 dehydration package for a supermajor’s Carbon Capture and Storage (CCS) project. This project aims to capture 800,000 tons of CO2 annually from a Louisiana-based steel plant, transporting and storing it underground permanently. NOV’s technology solution featuring our SmartBed™ design, combined with BASF’s Sorbead® silica gel technology, provides operation costs savings and superior performance over other solutions. With several CCS projects expected to follow, NOV will be in a prime position to leverage its gas processing expertise to meet customer needs.

NOV secured a contract for a large interconnector cable-lay system and subsea crane from a key European power cable provider. NOV’s advanced integrated cable-lay system has now been chosen for two newbuild offshore cable-lay vessels, which install critical infrastructure for subsea interconnectors and offshore wind developments. The orders reflect NOV’s continued leadership in providing the key enabling technologies and equipment necessary for large-scale energy transition related infrastructure projects.

Subsequent to quarter end, NOV completed the acquisition of Extract, a leading provider of artificial lift technologies and services. Extract’s reputation for market-leading customer service and focus on maximizing run-time of electric submersible pumps has established the company as a key partner for operators looking to maximize the economic returns of their assets.

NOV installed a Brandt™ iNOVaTHERM™ thermal treatment unit offshore in Equatorial Guinea, enabling the client to process drilling cuttings and fluid onsite, reducing the costs, emissions, and safety risks associated with shipping materials to shore for disposal. In addition, NOV is supplying the Managed Pressure Drilling (MPD) Non-Stop Drilling system for the same rig, allowing the rig to maintain continuous circulation of drilling fluid while making a connection, ensuring wellbore stability and drilling efficiency.

NOV's Downhole Broadband Solutions (DBS) continues to deliver substantial reductions in well delivery times while simultaneously increasing production potential. On the Norwegian Continental Shelf, two major operators successfully executed campaigns months ahead of schedule and below budget, utilizing DBS’s high-speed wired drill pipe, along-string measurements, and real-time visualization applications. Both operators relied on the network to achieve optimal well placement, reporting increased production rates compared to estimates. In the Middle East, another operator leveraged DBS to transmit high-resolution logs in real-time to enable informed and prompt decision-making, resulting in a 30% net-to-gross increase compared to nearby wells drilled in the same reservoir using mud pulse telemetry.

NOV's rig automation suite is continuing to experience a growing surge in popularity, propelled by its notable safety and performance benefits. In the fourth quarter, NOV obtained orders from two returning clients for complete automation systems, including NOVOS drilling and pipe handling automation, along with ongoing Automation Lifecycle Management support for a semisubmersible in Europe and a drillship in West Africa.

NOV’s Completion Tools business secured a contract to install SURESET™ production liners and multiple Burst Port System (BPS) subs for an international oil company in West Texas. NOV was awarded contracts for two rigs, with the potential for three more by the first quarter of 2024, based on its outstanding equipment and highly skilled personnel. In the Middle East, NOV completed its 250th installation of the ReAct™ Electronic Liner Shoe

(ELS), which consistently demonstrates reliability and efficiency with more than 9,000 days of electronics operational life and zero nonproductive time.

NOV has been awarded projects for its diverse portfolio of composite solutions that provide corrosion resistance in energy infrastructure and chemical and industrial processes. NOV received an order to provide, deliver, and install more than 300 km of reinforced thermoplastic pipe in Oman for a comprehensive field development project, establishing NOV’s Fiberspar™ LinePipe products as a leading solution within this market. Additionally, NOV was awarded a substantial composite tank project in the semiconductor market, incorporating lined tanks capable of withstanding highly caustic fluids. This success reinforces NOV’s position as a leading supplier of composite equipment in the growing semiconductor sector.

NOV was awarded several projects from a leading operator in the Norwegian North Sea, including a Mono Ethylene Glycol (MEG) reclamation system and two seawater treatment and gas dehydration packages. The MEG module will undergo local fabrication in Norway, while the treatment and dehydration packages will be constructed at NOV's fabrication yard in Batam, Indonesia. Building upon the previous supply of electrostatic coalescer and separation packages, these projects pave the way for enhanced collaboration between NOV and the operator for optimizing field production, emphasizing digital and unmanned operations.

NOV’s XL Systems business secured an initial order for its XCalibur connector for use in a geothermal project in Germany and secured an order for its high-performance Viper™ Connector for use in a carbon capture and storage (CCS) project in Norway. The orders represent each product’s first applications in geothermal and CCS projects, complementing NOV's broad portfolio of solutions supporting carbon reduction and the development of renewable energy.

NOV successfully deployed its TerraPULSE™ Agitator™ System in the Middle East, facilitating the acid stimulation of a 19,000 ft horizontal well. The innovative TerraPULSE technology proved instrumental in successfully stimulating 100% of the horizontal production section. With further deployments planned, this accomplishment signifies the extension of NOV's proven drilling friction reduction technology into completion and production applications.

NOV directional drilling technology continues to enable directional drillers to reliably deliver wells. During the fourth quarter, NOV was awarded and began executing on an integrated directional drilling tool contract in the Middle East with an independent service company to drill 14 directional wells in Kuwait. Additionally, NOV's integrated directional drilling bottom hole assemblies (BHAs), which include Vector™ motors, Tolteq™ measurement while drilling (MWD) tools, and PowerStroke™ jars, were used to successfully drill two geothermal wells in Iceland, despite the challenging downhole conditions prevalent in this growing application.

NOV was selected to provide a custom intermediate-sized drill pipe with Tuboscope™ TKTM 340TC coating, specifically intended for deployment in Eagle Ford hot wells. The unique size and coating combination is expected to enhance drilling performance and extend the lifespan of rig tools when subjected to temperatures exceeding 350° F. NOV also secured orders for Delta™ 544 connections to be threaded on IntelliServ™ wired drill pipe for an upcoming project in the Middle East, facilitating near-instantaneous data transfer from downhole to the surface to provide drillers with clear insights to make informed decisions. This integration allows NOV to merge the cost-effectiveness of its premier Delta connection with the downhole telemetry offered by IntelliServ.

NOV secured a multi-year contract, after a four-year testing and approval process, from a major national oil company to provide TK™-Liner for 6 5/8” premium connection tubulars used in offshore Water-Alternating Gas (WAG) wells for enhanced oil production. The high-performance glass-reinforced epoxy lining system is gaining widespread acceptance in major oil & gas and geothermal markets for its reliable protection and performance in corrosive environments. NOV also earned several repeat orders to provide TK™-340TC insulating coating for a major operator drilling in the Eagle Ford and Haynesville shale plays. With the use of TK-340TC to reduce thermal conductivity, the operator has been able to maintain lower drilling fluid temperatures throughout the string and reduce downhole equipment failures and downtime. Based on the significant cost savings and improved drilling efficiencies, four additional coated strings have been ordered.

NOV was selected to provide a complete coiled tubing equipment package tailored for geothermal wells for a client on the North Island of New Zealand. This package includes a two-piece coiled tubing unit consisting of a control power unit featuring NOV’s latest Hi-Vis Cabin equipped with the CTES™ OrionTM V data acquisition system, a reel trailer capable of carrying 29,200 feet of 2 7/8” coiled tubing, an HR-6100 Injector, Texas Oil Tools pressure control equipment, and a Twin 1,200 BHP Fluid Pumper with sound attenuation capabilities. The pumper is equipped with our latest touchscreen control system, allowing remote control panel operation, along with two strings of 2 7/8” QT900 Grade Quality Tubing.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2023 results on February 2, 2024 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Revenue:
Wellbore Technologies	$824	$762	$799	$3,172	$2,777
Completion & Production Solutions	803	738	760	3,034	2,588
Rig Technologies	766	620	686	2,608	2,034
Eliminations	(50)	(47)	(60)	(231)	(162)
Total revenue	2,343	2,073	2,185	8,583	7,237
Gross profit	497	443	468	1,833	1,334
Gross profit %	21.2%	21.4%	21.4%	21.4%	18.4%

Selling, general, and administrative	336	281	285	1,182	1,070
Operating profit	161	162	183	651	264
Interest Expense, net	(16)	(14)	(18)	(60)	(59)
Equity income in unconsolidated affiliates	18	36	16	119	68
Other expense, net	(28)	(43)	(25)	(98)	(35)
Income before income taxes	135	141	156	612	238
Provision (benefit) for income taxes	(460)	42	48	(373)	83
Net income	595	99	108	985	155
Net loss attributable to noncontrolling interests	(3)	(5)	(6)	(8)	—
Net income attributable to Company	$598	$104	$114	$993	$155
Per share data:
Basic	$1.52	$0.27	$0.29	$2.53	$0.40
Diluted	$1.51	$0.26	$0.29	$2.50	$0.39
Weighted average shares outstanding:
Basic	393	391	393	393	390
Diluted	397	395	396	397	394

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$816	$1,069
Receivables, net	1,905	1,739
Inventories, net	2,151	1,813
Contract assets	739	685
Other current assets	229	187
Total current assets	5,840	5,493

Property, plant and equipment, net	1,865	1,781
Lease right-of-use assets	544	517
Goodwill and intangibles, net	2,012	1,995
Other assets	1,033	349
Total assets	$11,294	$10,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$904	$906
Accrued liabilities	870	959
Contract liabilities	532	444
Current portion of lease liabilities	94	87
Current portion of long-term debt	13	13
Accrued income taxes	22	28
Total current liabilities	2,435	2,437

Long-term debt	1,712	1,717
Lease liabilities	558	549
Other liabilities	347	298
Total liabilities	5,052	5,001

Total stockholders’ equity	6,242	5,134
Total liabilities and stockholders’ equity	$11,294	$10,135

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Years Ended
	December 31,	December 31,
	2023	2023	2022
Cash flows from operating activities:
Net income	$595	$985	$155
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	77	302	301
Impairment and loss on assets held for sale	—	4	127
Benefit for deferred income taxes	(487)	(489)	(2)
Working capital and other operating items, net	192	(659)	(760)
Net cash provided by (used in) operating activities	377	143	(179)

Cash flows from investing activities:
Purchases of property, plant and equipment	(76)	(283)	(214)
Business acquisitions, net of cash acquired	(8)	(22)	(49)
Other	2	12	25
Net cash used in investing activities	(82)	(293)	(238)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	—	2	20
Payments against lines of credit and other debt	(5)	(10)	(4)
Cash dividends paid	(19)	(79)	(78)
Other	27	(16)	(34)
Net cash provided (used) in financing activities	3	(103)	(96)
Effect of exchange rates on cash	5	—	(9)
Increase (decrease) in cash and cash equivalents	303	(253)	(522)
Cash and cash equivalents, beginning of period	513	1,069	1,591
Cash and cash equivalents, end of period	$816	$816	$1,069

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “free cash flow”. The Company defines free cash flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures”. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free cash flow is not intended to replace GAAP financial measures.

	Three Months Ended	Years Ended
	December 31,	December 31,
	2023	2023	2022
Total cash flows provided by operating activities	$ 377	$ 143	$ (179)
Capital expenditures	(76)	(283)	(214)
Free cash flow	$ 301	$ (140)	$ (393)

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Operating profit:
Wellbore Technologies	$76	$110	$123	$423	$304
Completion & Production Solutions	44	50	47	188	69
Rig Technologies	111	80	86	314	144
Eliminations and corporate costs	(70)	(78)	(73)	(274)	(253)
Total operating profit	$161	$162	$183	$651	$264

Other Items, net:
Wellbore Technologies	$42	$(1)	$3	$44	$60
Completion & Production Solutions	25	—	2	26	36
Rig Technologies	(18)	(11)	(3)	(31)	—
Corporate	6	4	5	12	18
Total other items	$55	$(8)	$7	$51	$114

(Gain)/Loss on Sales of Fixed Assets
Wellbore Technologies	$1	$—	$—	$1	$—
Completion & Production Solutions	—	1	1	(4)	(3)
Rig Technologies	—	—	—	—	—
Corporate	—	—	(1)	—	3
Total (gain)/loss on Sales of Fixed Assets	$1	$1	$—	$(3)	$—

Depreciation & amortization:
Wellbore Technologies	$41	$37	$40	$155	$150
Completion & Production Solutions	17	15	17	66	62
Rig Technologies	16	19	17	66	73
Corporate	3	5	3	15	16
Total depreciation & amortization	$77	$76	$77	$302	$301

Adjusted EBITDA:
Wellbore Technologies	$160	$146	$166	$623	$514
Completion & Production Solutions	86	66	67	276	164
Rig Technologies	109	88	100	349	217
Eliminations and corporate costs	(61)	(69)	(66)	(247)	(216)
Total Adjusted EBITDA	$294	$231	$267	$1,001	$679

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$598	$104	$114	$993	$155
Noncontrolling interests	(3)	(5)	(6)	(8)	—
Provision (benefit) for income taxes	(460)	42	48	(373)	83
Interest expense	23	21	23	88	78
Interest income	(7)	(7)	(5)	(28)	(19)
Equity income in unconsolidated affiliate	(18)	(36)	(16)	(119)	(68)
Other expense, net	28	43	25	98	35
(Gain)/Loss on Sales of Fixed Assets	1	1	—	(3)	—
Depreciation and amortization	77	76	77	302	301
Other Items, net:	55	(8)	7	51	114
Total Adjusted EBITDA	$294	$231	$267	$1,001	$679